                                                                    EXHIBIT 3.01

                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                         CENTAUR PHARMACEUTICALS, INC.


                                   ARTICLE I

          The name of the corporation is Centaur Pharmaceuticals, Inc.

                                  ARTICLE II

          The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County. The name of its registered agent at that address is Corporation Service Company.

                                  ARTICLE III

          The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE IV

          A.   Authorization of Shares
               -----------------------

          The total number of shares of all classes of stock which the corporation has authority to issue is Forty-Six Million Nine Hundred Twenty-Two Thousand Seven Hundred Thirty-Five (46,922,735) shares, consisting of Thirty-Three Million (33,000,000) shares of Common Stock, $0.001 par value per share, and Thirteen Million Nine Hundred Twenty-Two Thousand Seven Hundred Thirty-Five (13,922,735) shares of Preferred Stock, $0.001 par value per share, of which Two Million (2,000,000) shares are designated Series A Preferred Stock, Two Million Five Hundred Forty-Five Thousand Four Hundred Fifty-Four (2,545,454) shares are designated Series B Preferred Stock, Four Million One Hundred Seventy-Seven Thousand Two Hundred Eighty-One (4,177,281) shares are designated Series C Preferred Stock and Two Million Two Hundred Thousand (2,200,000) shares are designated Series D Preferred Stock.

          B.   Designation of Future Series of Preferred Stock
               -----------------------------------------------

          The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). Subject to approval by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates establishing a series of Preferred Stock.

          Except as expressly provided in any certificate of designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

          If the certificate of designation creating a series of Preferred Stock so provides, any shares of a series of Preferred Stock that are acquired by the corporation, whether by redemption, purchase, conversion or otherwise, so that such shares are issued but not outstanding, may not be reissued as shares of such series or as shares of the class of Preferred Stock. Upon the retirement of any such shares and the filing of a certificate of retirement pursuant to Sections 103 and 243 of the Delaware General Corporation Law with respect thereto, the shares of such series shall be eliminated and the number of shares of Preferred Stock shall be reduced accordingly.


                                   ARTICLE V

          The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and the Common Stock are as follows:

          1.   DEFINITIONS.  For purposes of this Article V, the following
               -----------
definitions shall apply:

               1.1  "BOARD" shall mean the Board of Directors of the
                     -----
corporation.

               1.2  "CORPORATION" shall mean Centaur Pharmaceuticals, Inc.
                     -----------

               1.3  "COMMON STOCK" shall mean the Common Stock, $0.001 par
                     ------------
value of the corporation.

               1.4  "LIQUIDATION PREFERENCE" shall mean $0.50 per share for the
                     ----------------------
Series A Preferred Stock, $1.375 per share for the Series B Preferred Stock, $1.75 per share for the Series C Preferred Stock and $7.50 per share for the Series D Preferred Stock, plus any declared but unpaid dividends on such share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as appropriately adjusted for stock dividends, splits, combinations and the like.

               1.5  "ORIGINAL ISSUE DATE" shall mean the date on which the first
                     -------------------
share of Series D Preferred Stock is issued by the corporation.

               1.6  "ORIGINAL ISSUE PRICE" shall mean $0.50 per share for the
                     --------------------
Series A Preferred Stock, $1.375 per share for the Series B Preferred Stock, $1.75 per share for the Series C Preferred Stock and $7.50 per share for the Series D Preferred Stock.

               1.7  "PREFERRED STOCK" shall mean the Series A Preferred Stock,
                     ---------------
the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, collectively.

               1.8  "SERIES A PREFERRED STOCK" shall mean the Series A Preferred
                     ------------------------
Stock, $0.001 par value, of the corporation.

               1.9  "SERIES B PREFERRED STOCK" shall mean the Series B Preferred
                     ------------------------
Stock, $0.001 par value, of the corporation.

               1.10 "SERIES C PREFERRED STOCK" shall mean the Series C Preferred
                     ------------------------
Stock, $0.001 par value, of the corporation.

               1.11 "SERIES D PREFERRED STOCK" shall mean the Series D Preferred
                     ------------------------
Stock, $0.001 par value, of the corporation.

               1.12 "SUBSIDIARY" shall mean any corporate entity of which at
                     ----------
least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the corporation or by one or more of such subsidiary corporate entities.

          2.   DIVIDEND RIGHTS.
               ---------------

               2.1  PAYMENT OF DIVIDENDS.  The holders of Preferred Stock shall
                    --------------------
be entitled to receive, out of any funds legally available therefor, dividends on each outstanding share, if, when and as declared by the Board. The Board shall not be under any obligation to declare dividends on Preferred Stock, except as set forth in the following sentence. No dividends (other than dividends payable in Common Stock) shall be declared or paid to the holders of Common Stock unless there is first or simultaneously declared and paid on each outstanding share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock a dividend (payable in the same type and proportionate amount of cash and/or property as the dividend then to be declared and paid on the Common Stock) in an amount greater than or equal to the amount obtained by multiplying (a) the amount of the dividend to be paid on each share of Common Stock, by (b) the Conversion Rate (as hereinafter defined) for the respective series of Preferred Stock.

               2.2  NON-CASH DIVIDENDS.  Whenever a dividend  provided for in
                    ------------------
this Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

          3.   LIQUIDATION RIGHTS.  In the event of any liquidation, dissolution
               ------------------
or winding up of the corporation, whether voluntary or involuntary, the funds and assets of the corporation that may be legally distributed to the corporation's stockholders (the "Available Funds and Assets") shall be
                                 --------------------------
distributed to stockholders in the following manner:

               3.1  PREFERRED STOCK.   The holders of each share of each series
                    ---------------
of Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Liquidation Preference of each such series of Preferred Stock. If upon any liquidation, dissolution or winding up of the corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Preferred Stock of their full preferential amount described in this subsection, then all of the Available Funds and Assets shall be distributed among the holders of the then outstanding Preferred Stock, with each holder of Preferred Stock entitled to a proportion of the Available Funds and Assets equal to the total Liquidation Preference of the Preferred Stock held by such holder, if such Liquidation Preference were paid in full, divided by the total Liquidation Preference of the Preferred Stock held by all holders of Preferred Stock, if such Liquidation Preference were paid in full.

               3.2  REMAINING ASSETS.  If there are any Available Funds and
                    ----------------
Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock pro rata according to the number of shares of Common Stock held by each holder thereof.

               3.3  MERGER OR SALE OF ASSETS.  A (i) consolidation or merger of
                    ------------------------
the corporation with or into any other entity or entities in which the holders of the corporation's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, hold stock representing a majority of the voting power of the surviving entity or entities of such consolidation or merger; or (ii) sale of all or substantially all of the assets of the corporation, shall each be deemed to be a liquidation, dissolution or winding up of the corporation as those terms are used in this Section 3.

               3.4  NON-CASH CONSIDERATION.  If any assets of the corporation
                    ----------------------
distributed to stockholders in connection with any liquidation, dissolution, or winding up of the corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to
                         ------ ----
stockholders in a liquidation, dissolution, or winding up of the corporation shall be valued as follows:

                    (a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

                         (i)   if the securities are then traded on a national
securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and

                         (ii)  if actively traded over-the-counter, then the
value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the distribution; and

                         (iii) if there is no active public market, then the
value shall be the fair market value thereof, as determined in good faith by the Board.

                    (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

          4.   REDEMPTION.
               ----------

               4.1  MANDATORY REDEMPTION OF SERIES A, SERIES B. SERIES C AND
                    --------------------------------------------------------
SERIES D PREFERRED STOCK.
------------------------

                    (a)  Schedule for Redemption.  Subject to the terms and
                         -----------------------
conditions of this subsection and upon receipt of a Redemption Request (as defined below), the corporation shall redeem, ninety (90) days after receipt of a Redemption Request (the "Redemption Date"), all of the shares of the Series A
                           ---------------
Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock outstanding on the Redemption Date.

                    (b)  Request for Redemption.  A request for redemption
                         ----------------------
pursuant to this subsection 4.1 (a "Redemption Request") shall be in writing,
                                    ------------------
shall state that it is a request for redemption of all the Series A, Series B, Series C and Series D Preferred Stock under this subsection 4.1, and shall be signed by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Preferred Stock voting on an as-if-converted-into-Common Stock basis. The Redemption Request must be received by the corporation between October 1, 1999 and September 30, 2000, inclusive. Upon receipt of such Redemption Request, the corporation shall redeem the shares of Series A, Series B, Series C and Series D Preferred Stock from any source of funds legally available therefor, on the Redemption Date and at the respective redemption prices set forth in this subsection.

                    (c)  Redemption Price.  The redemption price for each
                         ----------------
share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be an amount equal to the Original Issue Price for such share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively, plus all declared and unpaid dividends thereon, as appropriately adjusted for stock dividends, splits, combinations and the like.

                    (d)  Insufficient Legally Available Funds.
                         ------------------------------------

                         (i)   Proportional Redemption.  If on the Redemption
                               -----------------------
Date, the funds and assets of the corporation legally available to redeem the Series A, Series B, Series C and Series D Preferred Stock shall be insufficient to redeem all shares of Series A, Series B, Series C and Series D Preferred Stock to be redeemed on the Redemption Date, then the corporation shall redeem the maximum possible number of shares of Series A, Series B, Series C and Series D Preferred Stock on the Redemption Date; provided, however, that (x) the
                                          --------  -------
corporation shall redeem the same percentage of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, and
(y) any such redemption shall be pro rata by series among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

                         (ii)  Unredeemed Shares.  Any shares of Series A and/or
                               -----------------
Series B and/or Series C and/or Series D Preferred Stock which are to be redeemed hereunder but which have not been redeemed due to insufficient legally available funds and assets of the corporation (the "Unredeemed Shares") shall be
                                                    -----------------
carried forward and shall be redeemed pro rata, as set forth in subparagraph 4.1(d)(i), on the 30th day of each calendar quarter thereafter, to the full extent of legally available funds and assets of the corporation, from the funds and assets of the corporation legally available at such time, until all Unredeemed Shares are redeemed. Subject to the provision of Section 4.4, Unredeemed Shares shall continue to be outstanding and entitled to all dividend, liquidation, conversion and other rights, preferences, privileges and restrictions of the Series A, Series B, Series C and Series D Preferred Stock, respectively, until such shares have been converted or redeemed.

               4.2  REDEMPTION NOTICE.
                    -----------------

                    (a)  Timing; Address for Notice.  If the corporation has
                         --------------------------
received a Redemption Request, then at least twenty (20) but no more than sixty
(60) days prior to the Redemption Date, the corporation shall mail, postage prepaid, or send by a nationally or internationally (as applicable) recognized express courier service, fees prepaid, a written notice (the "Redemption
                                                              ----------
Notice") to each holder of record of the Series A and/or Series B and/or Series
------
C and/or Series D Preferred Stock on the applicable Record Date, at the address last shown on the records of the corporation for such holder or given by the holder to the corporation for the purpose of notice.

                    (b)  Contents of Notice.  The Redemption Notice shall
                         ------------------
specify the following: (i) that the redemption will be effected on the Redemption Date set forth therein;

(ii) the applicable redemption price(s); (iii) the place at which payment may be obtained; (iv) the date on which such holder's conversion rights as to such shares terminate (as set forth in Section 6); and (v) a request that such holder surrender to the corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed.

               4.3  SURRENDER OF CERTIFICATES.  On or after the Redemption Date,
                    -------------------------
each holder of Preferred Stock to be redeemed shall (unless such holder has previously exercised his right to convert such shares of Preferred Stock into Common Stock as provided in Section 6 below), surrender the certificate(s) representing such shares of Preferred Stock to be redeemed on such Redemption Date to the corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate shall be canceled and retired. If less than all of the shares represented by such certificate are redeemed, then the corporation shall promptly issue a new certificate representing the unredeemed shares.

               4.4  EFFECT OF REDEMPTION.  If the Redemption Notice has been
                    --------------------
given, and if on the Redemption Date the redemption price for the shares of Series A, Series B, Series C and Series D Preferred Stock to be redeemed on such Redemption Date is either paid or irrevocably deposited or set aside for payment, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, such shares shall not thereafter be transferred on the corporation's books, and all of the rights of the holders of such shares with respect to such shares shall terminate after the Redemption Date, except only the right of the holders to receive the redemption price without interest upon surrender of their certificate(s) therefor. Shares which have been called for redemption shall not be deemed to be outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter on and after the date of the Redemption Notice and a sum sufficient to redeem such shares has been irrevocably deposited or set aside to pay the redemption price to the holders of such shares upon surrender of certificates therefor. Notwithstanding the foregoing, in the event that shares of Preferred Stock are not redeemed due to a default in payment by the corporation or because the corporation does not have sufficient legally available funds, such shares of Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein and counted by the corporation for all voting purposes as provided herein.

          5.   VOTING RIGHTS.
               -------------

               5.1  COMMON STOCK.  Each holder of shares of Common Stock shall
                    ------------
be entitled to one (1) vote for each share thereof held.

               5.2  PREFERRED STOCK.  Each holder of shares of Preferred Stock
                    ---------------
shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 6 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

               5.3  GENERAL.  Subject to the foregoing provisions of this
                    -------
Section 5, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes. Nothing herein shall limit the ability of the corporation and the holders of the corporation's capital stock to enter into voting agreements.

          6.   CONVERSION RIGHTS.  The outstanding shares of Preferred Stock
               -----------------
shall be convertible into Common Stock as follows:

               6.1  OPTIONAL CONVERSION.
                    -------------------

                    (a) Subject to the terms and conditions of this Section 6, each share of Preferred Stock shall be convertible, at the option of the holder thereof and without the payment of any additional consideration therefor, at any time or from time to time, into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock which a holder of Preferred Stock shall be entitled to receive upon conversion thereof shall be the product obtained by multiplying the Conversion Rate (as defined herein) for the series of Preferred Stock held by such holder by the number of shares of such series of Preferred Stock being converted. In the event of a redemption pursuant to
Section 4 hereof, the conversion rights set forth in this subsection 6.1 shall terminate at the close of business on the business day immediately preceding the Redemption Date as to the shares of Preferred Stock to be redeemed pursuant to
Section 4 on such Redemption Date, provided that in the event that shares of Preferred Stock are not redeemed due to a default in payment by the corporation or because the corporation does not have sufficient legally available funds, the conversion rights set forth in this subsection 6.1 for such shares of Preferred Stock shall survive and continue as if such shares were not to be redeemed.

                    (b) Each holder of Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

               6.2  AUTOMATIC CONVERSION.
                    --------------------

                    (a) Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at the then effective Conversion Rate, as provided herein: (i) immediately prior to the closing of an underwritten public offering pursuant to (A) an effective registration statement filed under the Securities Act of 1933, as amended, and/or (B) a listing of the Company's Common Stock on the Swiss Exchange, in either case in connection with and/or covering the offer and sale of Common Stock for the account of the corporation in which the aggregate public offering price (before deduction of underwriters' discounts and commissions) equals or exceeds $10,000,000 and the public offering price per share of which equals or exceeds $4.125 per share, such price per share of Common Stock to be appropriately adjusted to reflect Common Stock Events (as defined in subsection 6.4); provided, however, that notwithstanding anything to the contrary herein,
      --------  -------
shares of Series D Preferred Stock shall not automatically be converted into shares of Common Stock pursuant to this clause (a)(i) of this subsection 6.2 unless the public offering price per share equals or exceeds $7.50 per share, such price per share to be appropriately adjusted to reflect Common Stock Events; or (ii) upon the corporation's receipt of the written consent of the holders of more than sixty percent (60%) of the then outstanding shares of Preferred Stock to the conversion of all then outstanding Preferred Stock under this Section 6; provided, however, that an automatic conversion effected pursuant to clause (ii) of this subsection 6.2(a) shall not apply to the Series D Preferred Stock unless holders of a majority of the then-outstanding shares of Series D Preferred Stock approve of such automatic conversion.

                    (b) Upon the occurrence of any event specified in subparagraph 6.2(a)(i) or (ii) above, the outstanding shares of Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent; provided, however, that the corporation shall not be obligated to issue
       --------  -------
certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the corporation or its transfer agent as provided below, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the corporation or any transfer agent for the Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

               6.3  CONVERSION RATE AND CONVERSION PRICE.  Each share of
                    ------------------------------------
Preferred Stock shall be convertible in accordance with subsection 6.1 or subsection 6.2 above into the number of shares of Common Stock (the "Conversion
                                                                     ----------
Rate") which results from dividing the Original Issue Price for such series of
----
Preferred Stock by the conversion price for such series of

Preferred Stock that is in effect at the time of conversion (the "Conversion
                                                                  ----------
Price"). The initial Conversion Price for each series of Preferred Stock shall
-----
be the Original Issue Price for such series of Preferred Stock. The Conversion Price for each series of Preferred Stock shall be subject to adjustment from time to time as provided below.

               6.4  ADJUSTMENT UPON COMMON STOCK EVENT.  Upon the happening of a
                    ----------------------------------
Common Stock Event (as hereinafter defined), the Conversion Price of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of each such series of Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock. The Conversion Price for a series of Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "Common Stock Event"
                                 ------------------
shall mean (i) the issue by the corporation of additional shares of Common Stock as a dividend or other distribution, without consideration, on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock. This Section 6.4 shall not apply to dividends or distributions also made with respect to the Preferred Stock pursuant to Section 2.1 hereof.

               6.5  ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS.  If at
                    --------------------------------------------------
any time or from time to time after the Original Issue Date the corporation pays a dividend or makes another distribution, without consideration, to the holders of the Common Stock payable in securities of the corporation other than shares of Common Stock, then in each such event, provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms. This Section 6.5 shall not apply to dividends or distributions also made with respect to the Preferred Stock pursuant to Section
2.1 hereof.

               6.6  ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION.
                    ----------------------------------------------------------
If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock
                                                    ----- ----
Event or a dividend or distribution provided for elsewhere in this Section 6), then in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

               6.7  SALE OF SHARES BELOW CONVERSION PRICE.
                    -------------------------------------

                    (a)  Adjustment Formula.  If at any time or from time to
                         ------------------
time after the Original Issue Date the corporation issues or sells, or is deemed by the provisions of this subsection 6.7 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in subsection 6.4, a dividend or distribution as provided in subsection 6.5 or a recapitalization, reclassification or other change as provided in subsection 6.6, for no consideration or for an Effective Price (as hereinafter defined) that is less than the Conversion Price for a series of Preferred Stock in effect immediately prior to such issue or sale, then, and in each such case, the Conversion Price for such series of Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

                         (i)   the numerator of which shall be the sum of (A)
the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock, plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the corporation for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale; and

                         (ii)  the denominator of which shall be the sum of (A)
the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

                    (b)  Certain Definitions.  For the purpose of making any
                         -------------------
adjustment required under this subsection 6.7:

                         (i)   "Additional Shares of Common Stock" shall mean
                                ---------------------------------
all shares of Common Stock issued by the corporation, whether or not subsequently reacquired or retired by the corporation, other than: (A) shares of Common Stock issued or issuable upon conversion of Preferred Stock; and (B) shares of Common Stock (or options, warrants or rights therefor) issued to employees, officers or directors of, or contractors, consultants or advisers to, the corporation or any Subsidiary pursuant to stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board.

                         (ii)  The "Aggregate Consideration Received" by the
                                    --------------------------------
corporation for any issue or sale (or deemed issue or sale) of securities shall
(A) to the extent it consists of cash, be computed at the gross amount of cash received by the corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the corporation in connection with such issue or sale and without deduction of any expenses payable by the corporation; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

                         (iii) "Common Stock Equivalents Outstanding" shall mean
                                ------------------------------------
the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the corporation that are outstanding at the time in question, plus (B) all shares of Common Stock of the corporation issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock of the corporation that are issuable upon the exercise of Rights or Options for Convertible Securities that are outstanding at the time in question and the conversion or exchange of such Convertible Securities into or for Common Stock.

                         (iv)  "Convertible Securities" shall mean stock or
                                ----------------------
other securities convertible into or exchangeable for shares of Common Stock.

                         (v)   The "Effective Price" of Additional Shares of
                                    ---------------
Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the corporation under this subsection 6.7, into the Aggregate Consideration Received, or deemed to have been received, by the corporation under this subsection 6.7, for the issue of such Additional Shares of Common Stock; and

                         (vi)  "Rights or Options" shall mean warrants, options
                                -----------------
or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

                    (c)  Deemed Issuances.  For the purpose of making any
                         ----------------
adjustment to the Conversion Price of any series of Preferred Stock as required under this subsection 6.7, if the corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for a series of Preferred Stock, then the corporation shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:
                                                     -------- ----

                         (i)   if the minimum amounts of such consideration
cannot be ascertained, but are a function of antidilution or similar protective clauses, then the corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

                         (ii)  if the minimum amount of consideration payable to
the corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

                         (iii) if the minimum amount of consideration payable to
the corporation upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall be recalculated using the increased minimum amount of consideration payable to the corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that there actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the corporation upon such exercise, plus the consideration, if any, actually received by the corporation for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

               6.8  CERTIFICATE OF ADJUSTMENT.  In each case of an adjustment or
                    -------------------------
readjustment of the Conversion Price for a series of Preferred Stock, the corporation, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment and the calculations thereof, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder's address as shown in the corporation's books.

               6.9  FRACTIONAL SHARES.  No fractional shares of Common Stock
                    -----------------
shall be issued upon any conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board as of the date of conversion.

               6.10 RESERVATION OF STOCK ISSUABLE UPON CONVERSION.  The
                    ---------------------------------------------
corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               6.11 NOTICES.  Any notice required by the provisions of this
                    -------
Section 6 to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of (i) actual receipt, (ii) for United States addresses, deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or (iii) deposit with a nationally or internationally (as applicable) recognized express courier, fees prepaid, in each case addressed to each holder of record at the address of such holder appearing on the books of the corporation.

               6.12 NO IMPAIRMENT.  The corporation shall not avoid or seek to
                    -------------
avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

          7.   RESTRICTIONS AND LIMITATIONS.
               ----------------------------

               7.1  CLASS PROTECTIVE PROVISIONS - STOCK MATTERS.  The approval,
                    -------------------------------------------
by vote or written consent, of the holders of a majority of the outstanding shares of Preferred Stock voting together on an as-converted-into-Common Stock basis will be required for the corporation to:

                    (a) increase the total number of authorized shares of Preferred Stock;

                    (b) reclassify any outstanding shares or securities of the corporation into shares having rights, preferences or privileges senior to the Preferred Stock; or

                    (c) authorize any other stock having rights or preferences senior to, or pari passu with, the Preferred Stock.

In addition to the foregoing, the approval, by vote or written consent, of the holders of at least sixty percent (60%) of the outstanding shares of Preferred Stock, voting together on an as-converted-into-Common Stock basis, will be required for the corporation to alter or change any of the rights, preferences, privileges or restrictions of the Preferred Stock.

               7.2  CLASS PROTECTIVE PROVISIONS - TRANSACTIONS.  So long as any
                    ------------------------------------------
shares of Preferred Stock remain outstanding, the corporation shall not, without the approval, by vote or written consent, of the holders of sixty percent (60%) of the Preferred Stock then outstanding, voting as a single class on an as-converted-into-Common Stock basis, consummate any of the following transactions unless the aggregate fair value of the consideration received by all the corporation's stockholders in such transaction equals or exceeds the product of $7.50 times the number of Common Stock Equivalents (as defined in subsection 6.7(b)(iii)) outstanding immediately prior to the closing of such transaction:

                    (a) merger or consolidation with or into any entity if such merger or consolidation would result in the stockholders of the corporation immediately prior to such merger or consolidation holding less than a majority of the voting power of the surviving entity immediately after such merger or consolidation;

                    (b) sale of all or substantially all the corporation's assets in a single transaction or series of related transactions; or

                    (c)  liquidation or dissolution of the corporation.

          8.   MISCELLANEOUS
               -------------

               8.1  NO REISSUANCE OF PREFERRED STOCK.  No share or shares of
                    --------------------------------
Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the corporation shall be authorized to issue.

                                  ARTICLE VI

          The Board of Directors of the corporation shall have the power to adopt, amend or repeal Bylaws of the corporation.

                                  ARTICLE VII

          Election of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins, or unless the Bylaws of the corporation shall so provide.

                                 ARTICLE VIII

          A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

          If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

          Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of an inconsistent provision.

                                  ARTICLE IX

          Effective immediately after the closing of an underwritten public offering of shares of the corporation's Common Stock actions shall be taken by the corporation's stockholders only at annual or special meetings of stockholders, and the corporation's stockholders shall not be able to act by written consent.